EXHIBIT 10.26

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as December 26, 2018 (the “Effective Date”), by and between Establishment Labs S.A. (the “Company”), and Juan José Chacón-Quirós, of age, married, entrepreneur, resident of San José, Costa Rican by birth, identification number 1-0822-0006 (the “Employee”).

W I T N E S S E T H
WHEREAS, the parties wish to provide the following terms and conditions herein set forth for the employment of the Employee by the Company and to restrict the ability of the Employee to compete with the Company;
NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1) Employment. The Company hereby employs Employee for an undefined term in the position of President / Presidente, commencing on the Effective Date and to perform such services and duties locally as are consistent with such position. Employee shall be based in Costa Rica during the Employment. Employee hereby accepts such employment. During the term of his employment hereunder (the “Employment Term”), Employee shall devote his time, attention, knowledge and skills faithfully, diligently and to the best of his ability to perform his duties hereunder, and Employee shall not engage in any venture or activity which materially interferes with Employee’s performance of his duties hereunder. The Employee shall also comply with the confidentiality terms and additional conditions within the present contract and Employee undertakes and agrees to comply fully with such additional obligations.
2) Services Required by the Employee. The Employee is required as part of his job description to perform all activities necessary to fulfill the job description included as an appendix, additionally he will be required to complete, fulfill and carry out any task in connection with the objectives the Company has determined for the position.
3) Schedule, Compensation and Benefits. During the Employment Term, the Company shall remunerate Employee the compensation and other amounts set forth below.

a.	Schedule: Due to the nature of the business and job description, the parties agree that the applicable schedule is the one structured in article 143 of Costa Rican Labor Code, including up to 12 hours per day, 6 days per week. Nevertheless, Employee will not be assigned with a specific shift, since Employee will invest necessary time discretionally to fulfill his job description.

b.	Compensation system:

i.
Salary. The Company shall compensate Employee with a monthly salary (“Salary”) according to the Company’s regular payroll practices initially as set forth in Appendix 2. The salary amount shall be subject to any required by law deductions.

ii.
Participation in Plans. During Employee’s employment with the Company, the Employee shall be entitled to participate in all savings and retirement plans, policies and programs maintained in force by the Company, including any qualified pension, profit sharing or other retirement plans, non-qualified retirement and deferred compensation plans, and other similar retirement and welfare benefit plans, programs and arrangements, provided that Employee qualifies for participation in such plans, programs and arrangements pursuant to the terms thereof and only if such plans or programs are put in place. Employee shall be informed by the Company when and if any of these apply.

iii.
Employee Benefits. During Employee’s employment with the Company, Employee shall continue to be eligible to participate in all of the Company benefit plans and programs in effect for similarly-situated employees. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

iv.
Expense Reimbursement. The Company shall pay or reimburse Employee (or, in the Company’s sole discretion shall pay directly), upon a proper accounting as the Company may reasonably require, for reasonable business related expenses and disbursements incurred by Employee in the course of the performance of Employee’s duties under this Agreement, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and policies of the Company in effect from time to time.

v.
Vacation. Employee shall be entitled to the number of days of paid vacation set forth in Appendix 2, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

vi.	Other Non-Statutory Benefits. Employee shall receive the benefits foreseen in the Costa Rica Labor Code plus other non-statutory benefits as included in Appendix 2.

4) Termination.

a.
Termination Pursuant to Costa Rican Labor Code. Employee’s employment shall be terminated upon the causes referred to in articles 81, 82, 83, 85 and 86 of the Costa Rican Labor Code. The termination indemnity shall be applied in accordance with article 28, 29, 30 and 31 of the Costa Rican labor code.

b.
Termination for Cause. Employee’s employment may be terminated by the Company for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) Employee’s conviction, or pleading guilty or nolo contendere to, a felony or other crime involving moral turpitude, (ii) Employee’s engagement in fraud, dishonesty, embezzlement, insubordination, or misconduct, (iii) the failure of Employee to perform his assigned duties or follow the reasonable and lawful directives of Establishment Labs Holdings, Inc.’s Board of Directors (the “Board”), which failure is not cured within ten (10) days of written notice from the Company of such material failure, (iv) the material breach by Employee of his obligations hereunder or under any material provision of the Company’s Code of Business Conduct and Ethics or any related agreements with any Company Group member, which breach (to the extent curable) is not cured within ten (10) days of written notice from the Company of such breach, or (v) any of the causes described in the applicable Labor Code. Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him written notice of such termination.

c.
Termination by Employee for Good Reason. Employee’s employment may be terminated by Employee for “Good Reason” if Employee resigns from his employment with the Company in accordance with the following sentence after the occurrence of any of the following events, without Employee’s consent:

i.
a material diminution by the Company of the responsibility, importance or scope of Employee’s functions, duties or position with the Company from the position and attributes thereof described in Appendix 1;

ii.	breach by the Company of any material provision hereof; or

iii.	any reduction of Employee’s Salary.
In order for Employee’s resignation to constitute a resignation for “Good Reason,” Employee must first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of such grounds for “Good

Reason” and a period of thirty (30) days following the date of such notice to cure such grounds (the “Cure Period”), such grounds must not have been cured by the expiration of the Cure Period, and Employee must resign within thirty (30) days following the expiration of the Cure Period.

d.
Termination by Reason of Death or Disability. Employee’s employment will automatically terminate upon the death or Disability of Employee. For purposes of this Section 4(d), the term “Disability” shall mean the inability or failure of Employee to perform the essential functions of his position of employment with the Company with or without reasonable accommodation as a result of a mental or physical disability for a total of ninety (90) or more days (whether or not consecutive) during any twelve (12) months, all as determined in good faith by a majority of the disinterested members of the Board; provided, however, if the Company maintains a policy insuring against the disability of Employee, then “Disability” shall have the same meaning as in such policy.

e.
Termination by Company without Cause. Employee’s employment may be terminated by the Company without Cause, at any time, for any reason or for no reason, upon the payment by the Company of all indemnities which may be deemed mandatory according to the applicable local legislation.

f.
Termination by Employee without Good Reason. Employee’s employment may be terminated by Employee without Good Reason, at any time, upon thirty (30) days’ prior written notice of termination. Upon receipt of Employee’s written notice of termination, the Company may immediately terminate Employee’s employment, which termination shall be deemed for “Cause.”

5) Payments Due Upon Termination of Employment.

a.	Non-CIC Qualified Termination. If a Non-CIC Qualified Termination occurs, then, subject to Sections 5(e) and 6, Employee will receive the following severance payment and benefits:

i.
Salary Severance. A lump sum severance payment equal to twelve (12) months of Employee’s Salary as in effect immediately prior to such termination of Employee’s employment (or if such termination is the result of Employee’s resignation due to a material reduction in Employee’s Salary, as in effect immediately prior to such reduction).

ii.
Health Benefit. Subject to Section 5(d), the Company will pay of the premiums for Employee and Employee’s eligible dependents to continue healthcare coverage at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “Health Benefit”), until the earlier of

(A) a period of twelve (12) months from the date of Employee’s termination of employment, (B) the date upon which Employee and/or Employee’s eligible dependents becomes covered under similar plans or (C) the date upon which Employee ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.

b.	CIC Qualified Termination. If a CIC Qualified Termination occurs, then, subject to Sections 5(e) and 6, Employee will receive the following severance payments and benefits from the Company:

i.
Salary Severance. A lump sum severance payment equal to eighteen (18) months of the higher of (x) Employee’s Salary as in effect immediately prior to such termination of Employee’s employment (or if such termination is the result of Employee’s resignation due to a material reduction in Employee’s Salary, as in effect immediately prior to such reduction) or (y) Employee’s Salary as of immediately prior to the Change in Control.

ii.
Health Benefit. Subject to Section 5(d), the Company will provide Health Benefit until the earlier of (A) a period of eighteen (18) months from the date of Employee’s termination of employment, (B) the date upon which Employee and/or Employee’s eligible dependents becomes covered under similar plans or (C) the date upon which Employee ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.

c.
Voluntary Resignation; Termination for Cause; Death; Disability. If Employee’s employment with the Company terminates (i) voluntarily by Employee (other than for Good Reason), (ii) for Cause by the Company, or (iii) as a result of Employee’s death or Disability, then Employee will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

d.
Offset. The severance payments and benefits Employee would otherwise be entitled to receive pursuant to Sections 5(a) or (b) will be reduced by any liability the Company may have to Employee for any severance payments or benefits required under any applicable statute, law or regulation to the extent permitted by applicable law.

e.
Accrued Compensation. For the avoidance of any doubt, in the event of any termination of Employee’s employment with the Company, Employee will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Employee under any Company-provided plans, policies, and arrangements.

f.
Transfer between the Company Group. For purposes of this Agreement, if Employee is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give Employee the ability to resign for Good Reason in accordance with Section 4(c).

g.
Exclusive Remedy. In the event of a termination of Employee’s employment with the Company, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee may otherwise be entitled, whether at law, tort or contract, in equity. Employee will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 5, subject to applicable law.

6) Conditions to Receipt of Severance/Timing of Severance.

a.
Separation Agreement and Release of Claims. The receipt of any severance payment or benefits pursuant to Sections 5(a) or (b) will be subject to (i) Employee resigning from all positions Employee may hold as an officer or director of a Company Group member and executing all documents the applicable Company Group member determines, in its sole discretion, are necessary to effectuate such resignations prior to the Release Deadline (as defined below) (such resignation and execution of applicable documents, the “Resignations”), and (ii) Employee signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Resignations and the Release do not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Resignations and the Release become effective and irrevocable. If earned, none of the severance payments and benefits payable upon Employee’s Qualified Termination under Section 5 will be paid or otherwise provided prior to the sixtieth (60th) day following Employee’s Qualified Termination. Except with respect to the extent that payments are delayed under Section 6(c), on the first regularly scheduled Company payroll date following the sixtieth (60th) day following Employee’s Qualified Termination, the Company will pay or provide Employee the severance payments and benefits that Employee would otherwise have received under Section 5 on or prior to that date, with the balance of the severance payments and benefits being paid or provided as originally scheduled.

b.
Timing of Severance Payments. Provided that the Release and Resignations become effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the first regularly scheduled Company payroll date following the date the Release and Resignations become effective and irrevocable, and the remaining payments will be made as provided in the Agreement (including any delay that may be required by Section 6(c)(ii)). In no event will Employee have discretion to determine the taxable year of payment for any Deferred Payments.

c.
No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

7) Limitation on Payments. In the event that the payments and benefits provided for in this Agreement or otherwise payable to Employee (collectively, the “Payments”) (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments will be either:

a.	delivered in full, or

b.
delivered as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and (iv) reduction of other benefits paid or provided to Employee, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to Employee on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Employee have any discretion with respect to the ordering of payment reductions.
Unless the Company and Employee otherwise agree in writing, any determination required under this Section 7 will be made in writing by the Company’s legal counsel, a nationally recognized firm of independent public accountants selected by the Company, or such other person or entity to which the parties mutually agree (the “Firm”). For purposes of making the calculations required by this Section 7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Firm such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 7.
8) Definition of Terms.

a.	“Change in Control” has the meaning given to it in the Company’s 2018 Equity Incentive Plan.

b.	“Change in Control Period” means the period beginning on a Change in Control and ending twelve (12) months after the Change in Control.

c.	“Code” means the Internal Revenue Code of 1986, as amended.

d.	“Company Group” means the Company and its parents and subsidiaries.

e.
“Deferred Payment” means any severance pay or benefits to be paid or provided to Employee (or Employee’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

f.
“Qualified Termination” means a termination of Employee’s employment either (i) by the Company without Cause (excluding by reason of Employee’s death or Disability) or (ii) by Employee for Good Reason, in either case, during the Change in Control Period (a “CIC Qualified Termination”) or outside of the Change in Control Period (a “Non-CIC Qualified Termination”).

g.	“Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

h.
“Section 409A Limit” will mean two (2) times the lesser of: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding Employee’s taxable year of Employee’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Employee’s separation from service occurred.

9) Obligations upon Termination of Employment. Upon termination of employment for any reason:

a.
Employee shall completely, efficiently and effectively transfer to the Company any and all patents, copyrights, intellectual property or other discoveries, inventions, or creations which have been developed during the duties performed under and during the term of this Agreement. Employee further agrees to assist the Company in every proper way (but at the Company’s expense, such expense not to include any fee or surcharge to Employee other than normal compensation required by law) to obtain and from time to time maintain, defend, and enforce intellectual property rights on Company’s patents, copyrights, intellectual property or other discoveries, inventions, or creations in any and all countries.

b.
Employee shall return to the Company, in good condition and repair, all materials (including copies stored in any format) and property supplied to Employee, by the Company, if any, which may be in Employee’s possession or under Employee’s control.

10) Covenant against Unfair Competition.

a.
Employee agrees that during the Employment Term and for a period of twelve (12) months, following the termination of his employment for any reason (the “Restricted Period”) he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent or otherwise:

i.
Own, control, manage, be employed by, consult with, or otherwise participate in, a business (other than that of the Company) or any other activity which is competitive with the products or activities which are or have been performed by the Company at the time of Employee´s separation from employment or have been performed by the Company or its subsidiaries or Affiliates (as defined below) during the twelve (12) month period preceding the termination of Employee’s employment (the “Prior Period”);

ii.	Solicit (directly or indirectly) the patronage of any Customer;

iii.
Interfere, or seek to interfere, with the continuance of the products / services offered by the Company or any of its subsidiaries or Affiliates (or the terms relating to such supplies) from any suppliers who supplied goods or services to the Company and/or any of its subsidiaries or Affiliates during the Prior Period; or

iv.
Solicit or induce, or in any manner attempt to solicit or induce, any person employed by the Company or any of its subsidiaries or Affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Company or any of its subsidiaries or Affiliates at any time during the one (1) year period preceding such hiring.

b.
Employee recognizes the importance of the covenant contained in this Section 10 and acknowledges that, based on his past experience and training the projected expansion of the Company’s business, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including without limitation, the Company’s trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of any of Employee’s rights as an individual. Employee acknowledges and agrees that the covenants contained in this Section 10 are essential elements of this Agreement and that but for these covenants, the Company would not have entered into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Company by Employee, whether predicted on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 10.

c.
At any time prior to or within one (1) month after termination of Employee’s employment with the Company, the Company may confirm the restrictions contained in this section, in particular those related to the restriction on competing with the Company’s activities after employment. If the Company does not provide such confirmation, the provision / restriction will not be effective. If the Company provides such confirmation, the parties will determine the amount of compensation that will be provided to Employee in exchange for such restriction during the Restricted Period, which will not be more than forty percent (40%) of Employee’s Salary as in effect immediately prior to the termination of Employee’s employment.

d.
If Employee commits a breach or threatens to commit a breach of any of the provisions of this Section 10, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 10 specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

e.
If any covenant contained in this Section 10, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. If Employee breaches the covenants set forth in this Section 10, the running of the non-compete period described herein (but not his obligation) shall be tolled for so long as such breach continues.

f.
The provisions of this Section 10 shall survive the expiration and termination of this Agreement, and the termination of Employee’s employment hereunder for any reason. If after termination of this Agreement, or the Employment Term, the Employee continues to provide services to the Company or any of its subsidiaries and Affiliates as an employee, consultant or in any other capacity, whether on a full or part-time basis, then notwithstanding anything to the contrary set forth herein, the Restricted Period shall not commence to run until the last day Employee provides services to the Company, even though this Agreement or the Employment Term may have terminated at an earlier date.

11) Non-Disclosure of Confidential Information.

a.
For purposes of this Agreement, “Confidential Information” shall mean information or material proprietary to the Company or its Affiliates which is not generally known by non-employed personnel or contractors. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature, regardless of whether or not they are reduced to writing: financial statements, tax returns, accounts payable and receivable, general account ledgers, payroll, employee and distributor bonus information, supplier contract terms, bank statements and information, price lists, project pricing, pricing policies and all other nonpublic financial information, discoveries, ideas, concepts, formulas, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know how”, marketing techniques and materials, marketing and development plans, present or prospective customer or client names, distributors, information relating to the Company (including but not limited to their name and personal details), and other information related to employees, candidates, clients, customers, recruiting files, and which the Company treats or considers as proprietary or designates as Confidential Information, whether or not owned or developed by the Company and whether obtained from affiliated entities, persons or third persons. For purposes of this Agreement, “Affiliates” means any corporation, company, partnership, trust, sole proprietorship, or other entity or individual which: (a) is owned or controlled by the Company, in whole or in part; (b) owns or controls the Company, in whole or in part; or (c) is under common ownership or control with the Company, in whole or in part.

b.
All notes, data, reference materials, sketches, drawings, memoranda, documentation and records that in any way incorporate or reflect any of the Confidential Information, and all proprietary rights therein, including patents or copyrights, shall belong exclusively to the Company. Employee agrees to surrender to the Company, all copies of such materials in Employee’s control, custody, or possession upon request or upon termination of Employee’s employment under this Agreement.

c.
Employee acknowledges that the Confidential Information is valuable, special and unique to the business of the Company. Employee covenants and agrees to hold in confidence and not to directly or indirectly reveal, report, publish, disclose or transfer at any time during the term of his employment with the Company or at any time after termination of employment with the Company, any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose whatsoever except as required to perform his or her duties under this Agreement.

d.
Confidential Information does not include (i) information in the public domain; (ii) information acquired from a third party not bound to an obligation of confidentiality; (iii) information known to Employee prior to the date hereof; and (iv) information required to be disclosed by force of law.

e.
Employee’s obligations under this Section 11 will continue in effect indefinitely after termination of this Employment Agreement. The parties agree that any breach of Employee’s covenants in this Section 11 will cause the Company irreparable harm, and that injunctive relief would be appropriate.

12) Non-Solicitation. Employee agrees that during employment and for a period of two (2) years after termination of employment, Employee shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or its Affiliates to quit or abandon his employ, without the Company’s prior consent.
13) Company Property. The Company shall be the sole owner of all products and proceeds of the Employee’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the Employment Term, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee’s right to receive compensation hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties. Upon the termination of the Employee’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the Business which are in the possession of the Employee (including all copies thereof), shall be promptly returned to the Company.
14) Access to Communication System.    The Employee shall use internal e-mail, voice mail, computer systems and similar communication systems for work purposes and refrain from using them for personal purposes. Further, the Employee hereby agrees that the Company may access or examine these systems, from time to time, pursuant to the Company’s business requirements and in order to check if the Employee has observed the Company regulations or if there have been any illegal or improper affairs.
15) Representations of Employee. Employee hereby represents and warrants to the Company that (a) this Agreement is the valid, legal and binding obligation of Employee, and (b) this Agreement does not, and Employee’s performance of his duties hereunder will not, violate any provision of any agreement, indenture or other instrument, or any fiduciary or other obligation, to which the Employee is a party or by which it is bound.
16) Related Agreements. Employee confirms that the terms of the Employee Confidentiality Agreement and Noncompetition, Nondisclosure and Inventions Agreement in place with the Company (collectively referred to as the “Related Agreements”) still apply. The Employee understands that nothing in this Agreement or any Related Agreement shall in any way limit or prohibit the Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the

Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company Group. Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company Group attorney-client privileged communications. In addition, Employee hereby acknowledges that the Company has provided Employee with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix 3.
17) Indemnification. The Company hereby agrees to indemnify and hold harmless Employee in accordance with the Indemnification Agreement executed on April 23, 2018, between the Company and Employee.
18) Procedures.

a.
Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by both parties hereto.

b.
Governing Law/Arbitration. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Republic of Costa Rica, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Should any dispute arise relating to the meaning, interpretation, or application of this Agreement, such dispute shall be heard through a private conciliation procedure, through a Ministry of Labor conciliation, or before the Labor tribunals in Costa Rica.

c.
Tax Withholding and social security deductions. The Company may withhold and deduct from any amounts payable under this Agreement such taxes and social security obligations as may be required to be withheld pursuant to any applicable law or regulation.

d.
Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

e.
Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

f.
Integrated Agreement. This Agreement and any Related Agreements constitute the last and entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersede any other agreements executed before the Effective Date with respect to the subject matter hereof. There are no agreements, understandings, restrictions, representations, or warranties among the parties other than those set forth herein or herein provided for.

g.
Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereunder,” “herewith,” “hereafter,” and “hereinafter” refer to this Agreement in its entirety, and not to any particular section or subsection. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

h.
Notices. All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by facsimile transmission (with confirmation transmission), or upon the expiration of four (4) days after the date sent, if sent by Federal Express (or similar overnight courier service) to the parties at the following addresses:

If to Employee:	Juan José Chacón-Quirós
Electronic mail:
jchacon@establishmentlabs.com

If to the Company:	Establishment Labs, S.A.
Electronic mail:
legal@establishmentlabs.com
Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein. Any notice may be given on behalf of a party by its counsel.

i.
Successors. This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee. This Agreement is assignable by the Company and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

19) Language recognition. El trabajador/a (Employee) acuerda firmar el presente contrato que reconoce y reafirma el contenido de todas las cláusulas incluidas en el presente contrato en virtud de que lee, escribe y entiende perfectamente el idioma inglés, de forma tal que, tanto este documento, las políticas y demás documentos a que se hace referencia en este momento y a futuro, su total contenido y todas las comunicaciones relacionadas con su relación laboral con la empresa o el patrono podrán hacerse indistintamente en idioma inglés o español, teniendo dichas comunicaciones plena validez entre las partes para todos los efectos legales.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on December 19, 2018.

COMPANY:		EMPLOYEE:
Name:	Nicholas Lewin, Chairman of the Board	Name:	Juan José Chacón-Quirós, CEO
Signature:	/s/ Nicholas Lewin	Signature:	/s/ Juan Jose Chacon Quiros
By ESTABLISHMENT LABS HOLDINGS, INC.		The Employee

APPENDIX 1
Job Description for Presidente

•	Oversee budgets, staff and other executives in the organization.

•	Work with board members to plan and implement a short-, mid- and long-term strategy for the company.

•	Meet with board members and other executives to assess the direction of the company and ensure it is in line with the company’s stated mission.

•	Encourage business investment, act as a visionary and provide leadership for the company.

•	Meet with the General Manager frequently to ensure the company operates under the direction established in the strategic plans.

•	Acts as the face of the company when dealing with the government of Costa Rica and local governments and the local community.

•	Participate in the development of the corporation's plans and programs as a strategic partner.

•	Evaluate and advise on the impact of long range planning, introduction of new programs/strategies and regulatory action.

•	Establish credibility throughout the organization and with the Board as an effective developer of solutions to business challenges.

•
Provide strategic financial input and leadership on decision making issues affecting the organization; i.e., evaluation of potential alliances acquisitions and/or mergers and pension funds and investments.

•	Optimize the handling of bank and deposit relationships and initiate appropriate strategies to enhance cash position.

APPENDIX 2
Compensation

Name	Gross Monthly Amount, starting January 2019
Salary	$15,193.75 USD (paid 12 times per year)
Monthly Expenses	$750 USD (paid 12 times per year)
Company Car	$2,000 USD (paid 12 times per year)
Severance in Advance	$2,501.25 USD (paid 12 times per year)
Health Insurance	Yes for employee and family (100%)
Vacation	21 days annually, or as determined by Company policy
Christmas Bonus	$15,187.68 paid once annually in December
Additional Christmas Bonus	$15,660 USD paid once annually in December

APPENDIX 3
Section 7 of the Defend Trade Secrets Act of 2016
“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”